EXHIBIT 10.28

EXECUTIVE SEVERANCE AGREEMENT

Executive Severance Agreement ("Agreement") is made effective as of May 1, 2008 (the "Effective Date"), between Linvatec Corporation d/b/a CONMED Linvatec, a Florida corporation with its principal place of business at 11311 Concept Blvd., Largo, Florida 33773, hereinafter referred to as "Linvatec," and Joseph G. Darling, hereinafter referred to as "Darling."

RECITALS

WHEREAS, this Agreement is subject to and shall be effective and binding on Darling, and shall be binding on Linvatec upon execution;

WHEREAS, Linvatec Corporation has offered employment to Darling, and Darling has accepted such employment subject to the execution of this Executive Severance Agreement;

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Severance Obligation.  In addition to the terms and conditions of employment offered to Darling, which terms are set forth in a separate instrument, Linvatec has agreed to provide Darling with a Severance Payment, as set forth herein:

(a)
In the event of (i) a sale of substantially all of the assets of, or a transfer of substantially all of the stock of, Linvatec (hereinafter referred to as a “Change of Control”) and (ii) if either (x) Darling does not retain the title of President and comparable responsibilities for the eighteen (18) month period following such Change of Control, or (y) Darling is terminated with or without cause within eighteen (18) months of such change in control, provided Darling agrees to stay on as an employee during such eighteen (18) months, Linvatec or its successors or assigns will pay to Darling a Severance Payment equal to his salary then in effect for eighteen (18) months; provided that Darling shall have provided thirty (30) days prior written notice to the Chief Executive Officer of Linvatec and the General Counsel of Conmed Corporation within thirty days of his having been deprived of the title of President or the comparable responsibilities with Linvatec then being permitted thirty (30) days to cure, if possible, before Darling shall be entitled to the payment contemplated herein; provided further, that if Darling is terminated for misconduct, he shall be entitled to no Severance Payment.

(b)
In circumstances not involving a Change in Control, if within two (2) years of the Effective Date, Linvatec terminates Darling’s employment without cause, Linvatec or its successors or assigns will pay to Darling a Severance Payment equal to his salary then in effect for twelve (12) months; provided that Darling is not employed with another company; provided further, that if Darling is terminated for misconduct, he shall be entitled to no Severance Payment.

(c)
In circumstances not involving a Change in Control, if Linvatec terminates Darling’s employment with cause, Linvatec or its successors or assigns will pay to Darling a Severance Payment equal to his salary then in effect for six (6) months, provided that Darling is not employed with another company; provided further, that if Darling is terminated for misconduct, he shall be entitled to no Severance Payment.

(d)	In circumstances not involving a Change in Control, if Linvatec terminates Darling’s employment for misconduct, Darling shall be entitled to no Severance Payment.

(e)
Any Severance Payment described in this Paragraph as due will be paid provided further if the following conditions are met:  (i) Darling executes a full general release, releasing all claims, known or unknown, suspected or unsuspected, that Darling may have against Linvatec arising out of or any way related to Darling’s employment or termination of employment with Linvatec; and (ii) Darling complies with all surviving provisions of this Agreement.

(f)
For purposes of this Agreement, the term “Severance Payment” shall refer to the salary amounts referred to herein.  For the sake of clarity, the term Severance Payment shall not include any right to continue to participate in the maintenance of health or welfare benefits, including, without limitation, the 401(k) Plan, pension plan or employee stock purchase plan otherwise available to Linvatec employees. Darling agrees that any Severance Payment otherwise due under this Agreement may be reduced by Linvatec or its successors and assigns to fulfill any outstanding payments or debts due and owing by Darling to Linvatec following written notice of its intent to make such deductions.

2.
Governing Law; Consent to Forum and Jurisdiction; Waiver of Jury.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Florida.  Each party consents to the exclusive jurisdiction and venue of the state or federal courts in Largo, Florida, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.  Linvatec and Darling waive any right otherwise in existence to a jury trial for any claims arising under or relating to the provisions of this Agreement, with any claims arising or relating to this Agreement to be resolved in the manner set forth herein.

3.
Nature of Employment.  The nature of the employment relationship between Linvatec Corporation and its employees is at-will.  Linvatec makes no representation that employment with Linvatec represents a guarantee of continued employment.  Linvatec recognizes that employees may resign at any time and for any reason.  Likewise, individual employment may be discontinued whenever Linvatec deems it to be in their best interests.  Any statements to the contrary are disavowed and should not be relied on by any employee.

4.
Entire Agreement; No Amendment Unless Signed. This Agreement constitutes the entire agreement between the parties hereto and supersedes and replaces all prior agreements or understandings (whether oral or written) concerning severance in the event of a Change in Control of Linvatec or otherwise.   This Agreement may not be changed or modified except by an instrument in writing signed by both parties and which states that it is an amendment hereto.

5.
Discretion to Administrator of Linvatec Severance Plan.  All determinations concerning eligibility and the extent of any payments made under this Agreement shall reside with the Administrator of the Linvatec Severance Plan.  The Plan Administrator shall have the same discretion to interpret the provisions of this Agreement as would be the case under the Linvatec Severance Plan, with Darling to have the same remedies and process for submitting claims and for submitting any appeals as would be the case under the Linvatec Severance Plan.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive

/s/ Joseph G. Darling
Joseph G. Darling
President

Linvatec Corporation d/b/a CONMED Linvatec

/s/ Daniel S. Jonas
Daniel S. Jonas
Director – Assistant Secretary